UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2026

Jaguar Health, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36714	46-2956775
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Pine Street Suite 400
San Francisco, California		94104
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (415) 371-8300

,

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.0001 Per Share	JAGX	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

License Agreement

On January 12, 2026 (the “Effective Date”), Napo Pharmaceuticals, Inc. (“Napo”), a wholly-owned subsidiary of Jaguar Health, Inc., a Delaware corporation (the “Company”), and the Company, entered into a license agreement (the “License Agreement”) with Woodward Specialty LLC (the “Licensee”), an affiliate of Future Pak, LLC (“Future Pak”), and Future Pak, pursuant to which, Napo (a) granted to Licensee an exclusive, non-transferable, sublicensable, royalty-free right and license (subject to certain exceptions as set forth in the License Agreement) under the Napo Mytesi Patents (as defined in the License Agreement) to sell, offer for sale, have sold, make, have made, promote, distribute and otherwise commercialize the Mytesi Product and the Canalevia Product (both as defined in the License Agreement; collectively the “Products”) in the United States during the term of the License Agreement, and (b) shall provide manufactured finished Product in connection with the commercialization of the Product pursuant to the Supply Agreement (as defined hereunder).

Pursuant to the License Agreement, Licensee shall pay to Napo (a) an upfront payment of $18 million consisting of (i) $16 million paid by Licensee on the Effective Date and (ii) $2 million (the “Holdback Amount”) payable upon satisfaction of the Third Party Replacement MSA Conditions (as defined in the License Agreement) by the six-month anniversary of the Effective Date, and (b) certain milestone payments, in aggregate up to $17 million, with respect to the first occurrence of each of the milestones specified in the License Agreement.

Under the License Agreement, commencing on the day following the fifth anniversary of the Effective Date, in the event that Napo or its affiliates obtains regulatory approval from the U.S. Food and Drug Administration (“FDA”) for the sale of Mytesi for any of the additional indications set forth in the License Agreement, subject to Napo’s compliance with the terms of the License Agreement, Napo will have the unilateral right (but not the obligation) to reacquire from Licensee all rights under the License Agreement, including without limitation the exclusive right to commercialize the Products (the “Buy-Back Option”). To exercise the Buy-Back Option, Napo shall, among other things, make the Buy-Back Option Payment as required under the License Agreement.

The License Agreement shall continue to be in effect until terminated by Licensee; provided, however, in the event Napo exercises the Buy-Back Option, the License Agreement shall terminate upon the expiration of all payment obligations under the License Agreement.

The License Agreement includes customary representations and warranties, covenants, and indemnification obligations for a transaction of this nature. In connection with the License Agreement, Future Pak provides a limited guarantee of Licensee’s fulfillment of the milestone payments.

Supply Agreement

Also on the Effective Date, Napo, Licensee and Future Pak entered into a manufacturing and supply agreement (the “Supply Agreement”), pursuant to which, (a) Napo shall, at the request of Licensee, manufacture or have manufactured the Mytesi Product, and supply or have supplied to Licensee the Product in the U.S. (including Puerto Rico), and (b) Licensee shall purchase (i) the Effective Date Product Inventory (as defined in the Supply Agreement) and (ii) new Product to be manufactured under the Supply Agreement, at the applicable Supply Price set forth therein.

The Supply Agreement shall continue to be in effect and, unless earlier terminated pursuant to the terms thereof, shall expire in its entirety upon the expiration or termination of the License Agreement.

The Supply Agreement includes customary representations and warranties, covenants, and indemnification obligations for a transaction of this nature. In connection with the SupplyAgreement, Future Pak provides a limited guarantee of Licensee’s fulfillment of its payment obligations.

Copies of the License Agreement and the Supply Agreement are filed as Exhibits 10.1 and 10.2 respectively to this Current Report on Form 8-K, and are incorporated herein by reference. The foregoing is only a brief description of the material terms of the License Agreement and the Supply Agreement, does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to such exhibits.

Item 7.01 Regulation FD Disclosure.

On January 12, 2026, the Company issued a press release announcing Napo’s entry into the License Agreement. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, or incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in any such filing.

Item 9.01 Financial Statements and Exhibits.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10.1*	License Agreement.
10.2*	Supply Agreement.
99.1	Press Release, dated January 12, 2026.
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

* Certain identified confidential information has been redacted from this exhibit because it both (i) is not material and (ii) is the type that the Company treats as private or confidential.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAGUAR HEALTH, INC.

Date:	January 15, 2026	By:	/s/Lisa A. Conte
Lisa A. Conte Chief Executive Officer and President